EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Slack Technologies, Inc. Amended and Restated 2009 Stock Plan, As Amended and the Slack Technologies, Inc. 2019 Stock Option and Incentive Plan of our reports dated March 17, 2021, with respect to the consolidated financial statements of salesforce.com, inc. and the effectiveness of internal control over financial reporting of salesforce.com, inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 19, 2021